Earnings Call Presentation For the Quarter and Fiscal Year ending March 31st, 2022 June 15th, 2022 in Canadian dollars unless otherwise noted Exhibit 99.2

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS This presentation contains “forward-looking information” under applicable Canadian securities legislation and “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 (collectively, “forward looking statements”). Forward-looking statements and information generally can be identified by the use of forward-looking terminology such as “outlook”, “objective”, “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “should”, “plans”, “continue” or similar expressions suggesting future outcomes or events. Forward-looking statements and information include, but are not limited to, statements regarding the operations, business, financial condition, expected financial results, performance, opportunities, strategies, outlook and guidance of Algoma Steel Group Inc. (the “Company” or “Algoma”), Algoma’s expectation to pay a quarterly dividend, value creation for Algoma’s shareholders, launch a substantial issuer bid (the “SIB”) and maintain its normal course issuer bid, and Algoma’s transformation to electric arc furnace steelmaking (the “EAF Transformation”), including the expected timing of the EAF Transformation and the resulting increase in raw steel production capacity and operational flexibility, reduction in carbon emissions, lower costs and capital expenditures, improved employee productivity, elimination of coal and reduction in long term reliance on iron ore. Although we believe that our anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, which may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements and information. The material factors or assumptions that were applied by us in drawing conclusions or making forecasts or projections set out in the forward-looking statements and information, and those risks, uncertainties and other factors that could cause actual results to differ materially from the forward‐looking statements and information, include, but are not limited to: global and North American product demand, production levels and capacity utilization; our production levels and capacity utilization; the risks associated with the steel industry generally; the ability of the Company to implement and realize its business plans, including the EAF Transformation and the retirement of certain secured long term debt; Algoma’s ability to continue to pay a quarterly dividend; the impact of share price volatility on the SIB; receipt of regulatory approvals for the offer documents of the SIB; risk that the SIB will not be completed on the terms described herein or at all; the risk of downturns and a changing regulatory landscape in the Company’s highly competitive and cyclical industry; future results of operations; future cash flow and liquidity; future capital investment; the impact of the foregoing items on our debt service obligations; our ability to operate our business, remain in compliance with debt covenants and make payments on our indebtedness with a substantial amount of indebtedness; restrictive covenants in debt agreements limiting our discretion to operate our business; plant operating performance; upgrades to our facilities and equipment; our joint venture arrangements; our research and development activities; our ability to source raw materials and other inputs at a competitive cost; debt financing, government or regulatory accommodation for key operational inputs and other current or future compliance requirements; our ability to supply to new customers and markets; our ability to effectively manage costs; our ability to attract and retain key personnel and skilled labour; our ability to obtain and maintain existing financing on acceptable terms; changes in environmental, climate change, tax and other laws, rules and regulations, including international trade regulations and global data privacy laws; growth in steel markets and industry trends; significant domestic and international competition; increased use of competitive products; a protracted fall in steel prices; plant operating performance; product mix; level of contract sales; excess capacity, resulting in part from expanded production in China and other developing economies; low-priced steel imports, import levels and government actions or lack of actions with regard to imports; protracted declines in steel consumption caused by poor economic conditions in North America or by the deterioration of the financial condition of our key customers; increases in annual funding obligations resulting from our under-funded pension plans; supply and cost of raw materials and energy; natural gas prices and usage; the cost and reliability of third party suppliers and service providers; currency fluctuations, including an increase in the value of the Canadian dollar against the United States dollar; environmental compliance and remediation; unexpected equipment failures and other business interruptions; a protracted global recession or depression; North American and global economic performance and political developments; and changes in general economic conditions, including as a result of the COVID-19 pandemic, inflation and the ongoing conflict in Ukraine. The foregoing list of factors is not exhaustive and readers should also consider the other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Algoma’s public filings, including the registration statement on Form F-1 filed by Algoma with the Securities and Exchange Commission (“SEC”) and the prospectus filed by Algoma with the SEC and the Ontario Securities Commission (“OSC”), and, once available, in Algoma’s annual report on Form 20-F. Given these risks, uncertainties and other factors, readers should not place undue reliance on forward‐looking statements or information as a prediction of actual results. The forward‐looking statements and information reflects management’s current expectations and beliefs regarding future events and operating performance and is based on information currently available to management. Although we have attempted to identify important factors that could cause actual results to differ materially from the forward‐looking statements and information contained herein, there are other factors that could cause results not to be as anticipated, estimated or intended. The forward‐looking statements and information contained herein is current as of the date hereof and, except as required under applicable law, we do not undertake to update or revise it to reflect new events or circumstances. Certain information in this presentation may be considered as “financial outlook” within the meaning of applicable securities legislation. The purpose of this financial outlook is to provide readers with disclosure regarding the Company’s reasonable expectations as to the anticipated results of its proposed business activities for the periods indicated. Readers are cautioned that the financial outlook may not be appropriate for other purposes. Disclaimer

IMPORTANT INFORMATION FOR SHAREHOLDERS The SIB referred to in this presentation has not yet commenced. The information relating to the SIB contained in this presentation is for informational purposes only and is not intended to and does not constitute an offer to purchase or the solicitation of an offer to sell shares. On the commencement date of the SIB, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed by Algoma with the SEC, and a separate issuer bid circular and related documents will be filed by Algoma with the OSC. The SIB will not be made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making or acceptance of offers to sell shares would not be in compliance with the laws of that jurisdiction. Although the board of directors of the Company has determined to proceed towards commencement of an SIB on the terms described in this presentation, market, legal, tax or other business considerations between the date hereof and the commencement of the SIB may cause the Board of Directors to determine not to proceed with the SIB on the terms described in this presentation, or at all. The Company will be under no legal obligation in respect of the offer under the SIB until the SIB is formally launched. None of the Company, its board of directors, or its advisors makes any recommendation to shareholders as to whether to tender or refrain from tendering any or all of their shares pursuant to the SIB or the purchase price or prices at which shareholders may choose to tender shares. SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT REGARDING THE OFFER, AS IT MAY BE AMENDED FROM TIME TO TIME, WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the tender offer statement and related documents filed with the SEC (in each case, when available) at the website maintained by the SEC at www.sec.gov or with the OSC at the website maintained by the Canadian Securities Administrators at www.sedar.com. Shareholders may also obtain those materials from the depositary for the SIB, which will be named in the tender offer statement. Shareholders are urged to evaluate carefully all information related to the SIB, consult their own financial, legal, investment and tax advisors and make their own decisions as to whether to deposit shares pursuant to the SIB and, if so, how many shares to deposit and at what price. PRESENTATION OF FINANCIAL INFORMATION The Company’s fiscal year runs from April 1st to March 31st. The Company and its subsidiaries’ functional currency is the United States dollar (“US dollar” or “US$”). The US dollar is the currency of the primary economic environment in which the Company and subsidiaries operate. The items included in the audited consolidated financial statements are measured using the US dollar. For reporting purposes, the audited consolidated financial statements are presented in millions of Canadian dollars (“C$” or “$”). The assets and liabilities are translated into the reporting currency using exchange rates prevailing at the end of each reporting period. Income and expense items are translated at average exchange rates for the reporting period. Exchange differences arising are recognized in other comprehensive (loss) income and accumulated in equity under the heading ‘Foreign exchange on translation to presentation currency.’ The Company’s financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). IFRS differs in certain material respects from U.S. generally accepted accounting principles (“U.S. GAAP”). As such, the Company’s financial statements are not comparable to the financial statements of U.S. companies prepared in accordance with U.S. GAAP. This presentation should be read in conjunction with, the Company’s March 31, 2022 audited consolidated financial statements and the accompanying notes of the Company. NON-IFRS MEASURES To supplement our financial statements, we use certain non-IFRS measures to evaluate the performance of Algoma. These terms do not have any standardized meaning prescribed within IFRS and, therefore, may not be comparable to similar measures presented by other companies. Rather, these measures are provided as additional information to complement those IFRS measures by providing a further understanding of our financial performance from management’s perspective and providing management and investors with additional information for comparison of our operating results across different time periods and to the operating results of other companies. Accordingly, they should not be considered in isolation nor as a substitute for analysis of our financial information reported under IFRS. Please refer to the Company’s most recent MD&A for further discussion of these non-IFRS financial measures, including Adjusted EBITDA, and for a reconciliation to comparable IFRS measures, including net (loss) income. Disclaimer continued

Earnings Call Agenda Michael McQuade Retired Chief Executive Officer, Board Member Rajat Marwah Chief Financial Officer Today’s Presenters: Michael Garcia Chief Executive Officer Financial Performance Safety Performance EAF Conversion Market Update Questions & Answers Strategic Update / Capital Allocation

Source: Company information. Note: Lost Time Injury Frequency is calculated as ((Number of lost time injuries in the reporting period x 200,000) / Total hours worked in the reporting period). Continued Focus and Improvement in Lost Time Injury Frequency Rate (LTIFR) Safety Without Compromise Safety is Top Priority for Algoma Health & Safety Performance Ongoing commitment to superior Health & Safety performance has led to sustained improvement of safety metrics over time Health & safety remains our highest priority and to further the Company’s efforts to improve, we are implementing an ISO 45001 Safety Management System Algoma employs a cooperative Joint Health and Safety System to provide a healthy and safe workplace Proud participants in the WSIB Health & Safety Excellence Program, joining businesses from across Ontario in the exchange of best practices, training and development.

Algoma's EAF Conversion Project: a generational opportunity

ALGOMA STEEL INC.


Raw Materials
Materials Preparation
Ironmaking
Steelmaking
Blast Furnace Mill (Algoma Today)
Iron Ore
Limestone
Coal
Coke Ovens
Blast Furnace
Basic Oxygen Furnace (BOF)
Scrap Metal
Capacity
2,800kt(1)
3,700kt
EAF Mill (Algoma 2024)
HBI/Pig Iron Optional
Scrap Metal
Electricity – Ontario power supply largely zero carbon
Electric Arc Furnace (EAF)
Blast Furnace Optional

Expected Benefits of EAF

- ✓ ~Adds ~700kt of finished steel capacity aligning steelmaking capacity to rolling capacity
- ✓ Reduced conversion cost vs integrated
- ✓ ~70% fewer total CO2 emissions (annual reduction of 3 million tonnes of CO2)
- ✓ Elimination of coal as an input to steelmaking process
- ✓ Reduces long-term reliance on volatile iron ore market
- ✓ More flexible operations capable of responding dynamically to market conditions
- ✓ Lower fixed costs and incremental volume driving cost absorption
- ✓ Reduced sustaining CapEx
- ✓ Improves employee productivity (as measured in tons per employee)

Transforms Algoma into one of leading producers of green steel in North America

Source: Company information.
(1) Excludes BF#6 which is currently idled.

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Construction update

Future home of Algoma's new EAF facility:


Power
Sub-station
Plate & Strip Complex
Baghouses
DSPC
Slabcaster
WTP
EAF Meltshop
BOSP
Steel Aisle Extension
Scrapyard
- New Facilities

BOSP: Basic Oxygen Steel Production (existing)
DSPC: Direct Strip Production Complex (existing)
EAF Meltshop: Electric Arc Furnace (**new** consisting of 2 independent -250NT Danieli Electric Arc Furnaces)
WTP: Water Treatment Plant (new)

Construction Milestones:

- Long lead time equipment ordered by OEM supplier (Danieli)
- EAF Melt Shop Piling installation in progress.
- Foundation contractor selected and underway
- Rail and service relocations underway
- Detailed engineering in progress
- EAF building contract awarded

- Air and noise models under development for permitting process
- PUC proceeding with new 230KV line local transmission line
- GE Canada contracted for upgrades to internal power generation facility

3D Rendering:



Key Partnerships:

- **Danieli & C. Officine Meccaniche S.p.A**
  - EAF Equipment
  - Q-One Digimelter technology
- **GE Gas Power**
  - Two Gas Turbines for Algoma's 110MW combined cycle power plant
  - Generator Rewind & Control upgrade
- **PTI Transformers**
  - 2- 200MVA Transformers
- **Walters**
  - Building fabrication and construction

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Key Performance Highlights Q4 FY 2022 - Ended March 31, 2022 Shipment volume was 547K NT in Q4 FY 2022, down 1% from 553K NT in Q3 FY 2022 and down 12% from 622K NT in Q4 FY 2021 Steel Revenue: was $880 million in Q4 FY 2022, down 13% from $1,010 million in Q3 FY 2022 and up 50% from $586 million in Q4 FY 2021 Adjusted EBITDA was $334 million in Q4 FY 2022, down 27% from $457 million in Q3 FY 2022 and up from $167 million in Q4 FY 2021 Net Income was $243 million in Q4 FY 2022, up from $123 million in Q3 FY 2022 and up from $100 million in Q4 FY 2021 Cash position was $915 million at the end of Q4 FY 2022 with full availability of $278 million under the Revolving Credit Facility 2,297 kNT Shipments $1,503 million Adjusted EBITDA $3,549 million Steel Revenue FY 2022 Adjusted EBITDA margin for quarter ended March 31stth, 2022 was 36% Source: Company Q4 FY2022 Management's Discussion and Analysis

Fourth Quarter Financial Highlights Algoma Q4 FY 2022 Quarterly Adjusted EBITDA $334M Source: Company Q4 FY2022 Management's Discussion and Analysis

Source: Company F2022 Management's Discussion and Analysis Fiscal Year 2022 Financial Highlights

Market Update Source: Market data as of June 8, 2022 North American HRC and Plate prices peaked but remain strong HRC steel prices have experienced price declines and shorter mill lead times, however ARP spread over HRC have continued to grow since late 2021 North American steel capacity utilization has remained largely steady over the course of 2021 into 2022, signaling supply control Underlying strong demand in the automotive, construction, oil and gas and other steel-intensive industries s232 tariffs on European and Japanese producers introduce tariff rate quota system, deemed a positive measure for import control in N.A Further sentiment for a Carbon Border adjustment for imported steel products seen as a replacement to s232 tariffs Key Market Drivers Historical Hot Rolled Coil (HRC) and As Rolled Plate Prices (ARP) (US$/ton)

Capital Allocation Update Value Enhancing Uses of Capital: Strong Balance Sheet: Low leverage / solid cash position Electric Arc Furnace (EAF) Project: $700 million, 2 year project to transition Algoma to EAF steelmaking, resulting in 3.7 million tons/year of capacity and a roughly 70% reduction in annual CO2 emissions Substantial Issuer Bid (SIB): expect to launch by end of June 2022, a US $400M SIB, representing ~1/3 of market cap as of today’s date Normal Course Issuer Bid (NCIB): Up to 5% of shares outstanding available for repurchase over 12 month period beginning March 3, 2022 Regular Quarterly Dividend: US $0.05/share Strong Cash Generation Drives Optionality Source: Company Q4 FY2022 Management's Discussion and Analysis

Committed to our path forward, creating a track record of success

ALGOMA STEEL INC.

Strategic Direction

1 Operational & Capital Improvements Algoma has developed and executed numerous operational and capital projects that add long term value to the business	**DSPC Automation Upgrade** Improves grade range and product offering **June 2020**	**Ladle Met Furnace #2** debottlenecks operations and increases capacity **Feb 2021**	**Project Aurora** $50M annualized efficiency Improvement across the steel works **Ongoing**	**Plate Mill Modernization** Enhancing capability and production on Canada's only discrete plate mill **2021-2022**	**EAF Approval** Received board approval to begin construction of Electric Arc Furnace **Nov 2021**	**EAF Project** Construction started Vendors selected : **Danieli** – EAF equip **GE** – Power upgrade **PTI** -Transformers **Dec / Jan**
2 Financial Discipline Algoma is has focused on streamlining its balance sheet, finding effective sources of capital to fund its strategic initiatives and providing long term value to stakeholders	**$420M Federal Financing** announcement for EAF Project **July 2021**	**Return to Public Markets** including Equity injection of $306M USD **Oct 2021**	**Debt pay down** Algoma extinguished all of its $358M USD Sr. Secured debt **Nov 2021**	**Regular Dividend** Algoma commenced quarterly dividend of $.05 / share **Mar 2022**	**Normal Course Issuer Bid** Algoma launched NCIB for share repurchases **2022/23**	**Substantial Issuer Bid** Algoma intends to launch SIB for $400M of share repurchases **2022**
3 Strategic Partnerships Algoma continues to develop partnerships focused on de-risking the organization and creating long term value for stakeholders	**New Iron Ore Supply contract with USS** De-risking supply of largest input **May 2020**	**New Joint Venture** JV with Triple M Metals for supply of scrap and metallic units to meet needs **Nov 2021**	**PUC Transmission** PUC to construct local 230KV power line to support Algoma's EAF transformation. **2022-2025**	**Suncoke Coke Contract** 5 Year contract to facilitate the migration to EAF operations **2022-2026**		
4 ESG Focus Algoma is committed to initiatives geared at driving performance, reducing risk and developing a culture of organizational excellence that improve our ESG performance	**Secured Algoma's Legacy Environmental Action Plan** **Nov 2018**	**Focus on Safety** FY2022 – Algoma's safest year	**Newly Constituted Board** diversity of experience, thought and perspective **Oct 2021**	**Performance Management** Implemented a robust performance management system **May 2019**	**Enterprise Risk Management** Develop a culture of risk management **Nov 2019**	**Emission Reduction** EAF project expects to reduce emissions 70% and improve GHG performance **2024**

We are positioning Algoma for a new era in steel, well-capitalized to make critical investments that enhance long term performance and create value for our shareholders

12

Annex: Revenue and Cost of Sales Source: Company Q4 FY2022 Management's Discussion and Analysis

Annex: Revenue and Cost of Sales Source: Company Q4 FY2022 Management's Discussion and Analysis

Annex: Adjusted EBITDA Reconciliation Source: Company Q4 FY2022 Management's Discussion and Analysis

Annex: Selected Quarterly Information Source: Company Q4 FY2022 Management's Discussion and Analysis